Exhibit 99a to
                                                                  Form 8-K filed
                                                               November 19, 2001


[LOGO] CAPITOL BANCORP LIMITED          [LOGO] SUN COMMUNITY BANCORP LIMITED
       200 WASHINGTON SQUARE NORTH             2777 E. CAMELBACK ROAD, SUITE 375
       LANSING, MI 48933                       PHOENIX, AZ  85016
       www.capitolbancorp.com                  www.suncommunity.com

                                               CONTACT: MICHAEL M. MORAN
                                               PHONE:   877-884-5662

                           FOR IMMEDIATE DISTRIBUTION

               CAPITOL BANCORP AND SUN COMMUNITY BANCORP ANNOUNCE
                      PLAN TO CONSOLIDATE PUBLIC OWNERSHIP

LANSING, MICHIGAN: NOVEMBER 16, 2001 - Today, the Boards of Directors of both Capitol Bancorp Limited (NASDAQ: CBCL) and its Southwest bank development affiliate, Sun Community Bancorp Limited (NASDAQ: SCBL), jointly announced a plan to combine both the ownership and operation of these bank development companies. Sun, originally formed and 50% owned by Capitol, has entered into a share exchange agreement. Shareholders of Sun will receive shares of Capitol in exchange for shares currently owned in Sun. Sun will become a wholly-owned subsidiary of Capitol. Both the executive offices of Sun, based in Phoenix, and the national Operations and Technology Center, based in Tempe, will remain. Capitol Bancorp, headquartered in Lansing, Michigan with banking assets exceeding $2 billion, is a bank development holding company comprised of twenty-seven affiliate community banks operating in 6 states: Michigan, Indiana, Arizona, California, Nevada and New Mexico. Sun Community Bancorp, launched in the late 90's as a primary Southwest-based development arm of Capitol, has its holding company headquartered in Phoenix, Arizona and includes fourteen of the twenty-seven affiliated community banks.

A special committee of independent Directors for each corporation was established for the purpose of separately evaluating the transaction. Capitol engaged the firm of Stifel, Nicolaus & Company, Incorporated to act as financial advisor and to render a fairness opinion to the Capitol Board of Directors. Sun engaged the firm of Friedman, Billings, Ramsey & Co., Inc. to act as financial advisor and render a fairness opinion to the Sun Board of Directors. In addition, the investment banking firm of Keefe, Bruyette & Woods, Inc. was engaged to serve in a general advisory capacity for the consolidating organization.

The share exchange plan is based upon a fixed exchange ratio that will entitle Sun shareholders to receive 0.734 shares of Capitol common stock for each share of Sun. The exchange will cause Capitol to issue approximately 2.7 million new shares to the approximately 7.8 million currently outstanding shares. The exchange will be accounted for as a purchase business combination, and is expected to be consummated in early 2002. The transaction is subject to shareholder approval at both Sun and Capitol.

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Among the reasons advanced by Capitol for this transaction is the rapidly growing earnings performance of Sun. Sun noted that the transaction provides Sun shareholders with an opportunity to participate in a well established corporation which has a history of quarterly dividend distributions. Currently, Capitol Bancorp Limited is paying $0.10 quarterly or $0.40 annually, in cash dividends.

Commenting on the planned share exchange Joseph D. Reid, Chairman and Chief Executive Officer for both Capitol and Sun stated "Unlike a traditional acquisition involving two separate and distinct entities with competing cultural and financial issues, here both organizations share the same operating platform and strategic support. Execution risk is nil and cultural issues are non-existent. This exchange will simply serve to unify the two shareholder bases which should benefit the general trading environment for both organizations, particularly as it relates to float and share liquidity, while improving the capital management flexibility for the organization."

Mr. Reid also noted, "In an effort to assure fairness to both Capitol and Sun shareholders, the management and respective boards of directors have taken extraordinary measures to address any potential conflicts and carefully assessed the merits for each constituent group. This is in part reflected in the determination of a fixed exchange ratio based upon average trading prices of both stocks in a recent 30 day period, ideally presenting a market-neutral exchange for Capitol and Sun's shareholders that both retains and captures the existing upside potential embedded in each organization, and reinforced by the selection of separate highly-regarded investment banking firms to assist each board in its deliberations."

RECENT EARNINGS RELEASE - CAPITOL BANCORP

Capitol Bancorp reported record third quarter earnings per share (EPS) of $0.35 on a diluted basis, versus the $0.29 recorded in the third quarter of 2000, representing a solid 21% increase. Consolidated assets, nearing $2.0 billion for this parent company of 27 affiliate community banks operating in 6 states, reflect an annualized growth rate exceeding 28%. For the period ended September 30, 2001, total portfolio loans (+30%) and deposits (+27%) also demonstrated comparable annualized growth rates, consistent with the balance sheet expansion experienced at this bank development company in recent years.

A 23% increase in net operating revenues, to a quarterly record of approximately $23 million, helped deliver a 21% increase in earnings per share on a comparable year-over-year third quarter diluted basis. Through the first nine months of 2001, aggregate earnings of over $7.7 million, or $0.98 per share on a diluted basis, also reflect the significant strides this bank development company has made in harnessing the earnings power embedded within its affiliate system. Net operating revenues of nearly $66 million for the nine month period ended September 30, 2001 detail a 25% increase when compared to the approximate $53 million of net operating revenues posted in the comparable 2000 period.

Commenting on the third quarter 2001 operating results, Capitol Bancorp Chairman and CEO, Joseph D. Reid, stated, "We are pleased to report continued positive trends in our consolidated performance, typified by our strengthening operating leverage as our $2 billion organization proceeds on its maturation path. The volatility and uncertainty existent in the current economic environment exacerbated by the national tragedy that unfolded on the morning of September 11, 2001, are matched by our focus on balance sheet strength and prudent equity allocation initiatives. Our emphasis will continue to be quality organic growth within our affiliate family of community banks."

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RECENT EARNINGS RELEASE - SUN COMMUNITY BANCORP

Sun Community Bancorp reported continued operating earnings improvements tied to the ongoing maturation within its family of affiliate community banks. Third quarter 2001 earnings of $657,000 easily eclipsed 2000's comparable period figure of $244,000, representing a nearly three-fold increase on a per share basis year-over-year ($0.11 in the third quarter of 2001, versus the $0.04 recorded in last year's third quarter). This represents the seventh consecutive quarter of bottom-line earnings improvement. Through the first nine months of 2001, earnings per share equaled $0.25, compared to $0.09 in last year's comparable period, again representing a nearly three-fold improvement.

Balance sheet expansion, reflected in continued vibrant annualized growth rates recorded in total assets (+52%), portfolio loans (+54%) and deposits (+58%) during the first nine months of 2001, has fueled the evolving core development of the Corporation. Total assets, which stood at approximately $733 million at September 30, 2001, reflect the aforementioned 52% annualized rate of growth from year-end 2000's level of $527 million, and represent a nearly 2.5x increase from the $300 million registered at the end of 1999.

Net operating revenues, which were a record $9.8 million in the third quarter of 2001, and nearly $28 million through this year's first nine months, showed a 38% increase from last year's comparable third quarter period, helping offset the Corporation's expanded expense base tied to its active development efforts in recent years (four new banks opened in 2000) and the first quarter 2001 launching of its first California-based affiliate, Sunrise Bank of San Diego. This is reflected in Sun's positive operating leverage when isolating the third quarter (net operating revenues increased 38% while operating expenses expanded approximately 34%), versus nearly identical rates of increase for both revenues and costs through the first nine months of 2001.

In discussing the achievements for this interim 2001 period, Sun Community Bancorp Chairman and CEO, Joseph D. Reid, stated, "With continued vibrant growth across all major balance sheet categories, and a consolidated franchise now exceeding $700 million in total footings, we believe we have in place an operating platform poised to both pursue further expansion initiatives in the Southwest, and to harvest the numerous successes of our development efforts to date. With two new affiliates scheduled to commence operation later this year or in the first quarter of 2002 (one in northern California and the second in Nevada), augmenting Sun's already solid 14 affiliate bank family conducting business in four demographically appealing Southwest states (Arizona and New Mexico, in addition to California and Nevada), we are optimistic about the future of our Corporation.

ABOUT THE CORPORATION

Capitol Bancorp Limited is a bank development company and the only company of its kind headquartered in Michigan. In an era of bank consolidation, Capitol's business is the development of community banks.

Capitol is a uniquely structured affiliation of community banks. Each bank is focused on meeting the banking needs of entrepreneurs, professionals and other individuals seeking individually-tailored service. Each bank has full local decision-making authority in making loans and delivery of other banking services. Each bank is managed by an on-site president and management team under the direction of its local board of directors which is comprised of business leaders from that bank's community.

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Capitol's bank development philosophy is one of `SHARED VISION', which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management.

The Corporation's total number of affiliates currently stands at 27 banks. Affiliate banks are located in Michigan, Indiana, Arizona, New Mexico, Nevada and California.

In addition to Sun, bank development activities are also currently conducted by Nevada Community Bancorp Limited, Indiana Community Bancorp Limited, Sunrise Capital Corporation and First California Northern Bancorp, each of which are affiliates of Capitol Bancorp Limited.

Capitol Bancorp's affiliate banks include:

IN MICHIGAN:                                                  COMMUNITY
                                                              --------
         Ann Arbor Commerce Bank                              Ann Arbor
         Brighton Commerce Bank                               Brighton
         Capitol National Bank                                Lansing
         Detroit Commerce Bank                                Detroit
         Grand Haven Bank                                     Grand Haven
         Kent Commerce Bank                                   Grand Rapids
         Macomb Community Bank                                Clinton Township
         Muskegon Commerce Bank                               Muskegon
         Oakland Commerce Bank                                Farmington Hills
         Paragon Bank & Trust                                 Holland
         Portage Commerce Bank                                Portage

IN ARIZONA:
         Arrowhead Community Bank                             Glendale
         Bank of Tucson                                       Tucson
         Camelback Community Bank                             Phoenix
         East Valley Community Bank                           Chandler
         Mesa Bank                                            Mesa
         Southern Arizona Community Bank                      Tucson
         Sunrise Bank of Arizona                              Phoenix
         Valley First Community Bank                          Scottsdale
         Yuma Community Bank                                  Yuma

IN CALIFORNIA:
         Sunrise Bank of San Diego                            San Diego

IN INDIANA:
         Elkhart Community Bank                               Elkhart
         Goshen Community Bank                                Goshen

IN NEVADA:
         Black Mountain Community Bank                        Henderson
         Desert Community Bank                                Las Vegas
         Red Rock Community Bank                              Las Vegas

IN NEW MEXICO:
         Sunrise Bank of Albuquerque                          Albuquerque

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